Exhibit 99.1

For Immediate Release                                    For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC REPORTS RECORD FOURTH QUARTER 2013 SALES AND EARNINGS

Fort Wayne, Indiana - February 19, 2014 - Franklin Electric Co., Inc. (NASDAQ:FELE) reported fourth quarter 2013 adjusted earnings per share (EPS) of $0.30 compared to 2012 fourth quarter adjusted EPS of $0.28, a 7 percent increase (see table below for a reconciliation of GAAP EPS to the adjusted EPS). In the fourth quarter of 2013, the Company’s GAAP fully diluted EPS was $0.27 which was flat to the GAAP fully diluted EPS from the fourth quarter of 2012.

Fourth quarter 2013 sales were $229.7 million, an increase of 12 percent compared to 2012 fourth quarter sales of $205.2 million. The Company’s organic sales growth was 13 percent excluding acquisitions and the impact of foreign currency translation.

Scott Trumbull, Franklin Electric’s Chairman and Chief Executive Officer, commented:

“We are pleased to report that our sales and adjusted net income for both the fourth quarter and full year 2013 were again records for any fourth quarter and year in the Company’s history, as we ended the year on a strong note. During the fourth quarter 2013, our consolidated sales grew by 12 percent and consolidated operating income after non-GAAP adjustments grew by 14 percent compared to the fourth quarter prior year. Our global Water Systems business had a very strong quarter with sales increasing by 13 percent and operating income, after non-GAAP adjustments, increasing by 18 percent. While our Water Systems business grew in virtually all regions of the world, our teams in the U.S. and Canada were our star performers, providing 39 percent of our consolidated sales during the fourth quarter and achieving 25 percent sales growth led by strong demand for mobile dewatering systems, residential and light commercial groundwater pumps, and drives and controls.”

Key Performance Indicators:

Earnings Before and After Non-GAAP Adjustments	For the Fourth Quarter			For the Full Year
(in millions)	2013	2012	Change	2013	2012	Change

Net Income attributable to FE Co., Inc. Reported	$13.3	$13.1	2%	$82.0	$82.9	(1)%
Allocated Undistributed Earnings	$(0.3)	$(0.1)		$(1.2)	$(0.6)
Adjusted Earnings for EPS Calculations	$13.0	$13.0	—%	$80.8	$82.3	(2)%

Non-GAAP adjustments (before tax):
Restructuring	$1.5	$0.1		$3.7	$0.2
Legal matters	$0.1	$0.4		$(1.0)	$0.4
Acquisition related items	$0.8	$—		$0.9	$1.3
Gain on Pioneer Investment	$—	$—		$—	$(12.2)

Non-GAAP adjustments, net of tax:
Restructuring	$0.9	$—		$2.2	$0.1
Legal matters	$0.1	$0.3		$(0.6)	$0.3
Acquisition related items	$0.5	$—		$0.5	$0.9
Gain on Pioneer Investment	$—	$—		$—	$(8.9)

Earnings after Non-GAAP Adjustments	$14.5	$13.3	9%	$82.9	$74.7	11%

Earnings Per Share	For the Fourth Quarter			For the Full Year
Before and After Non-GAAP Adjustments	2013	2012	Change	2013	2012	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	48.2	47.8	1%	48.1	47.7	1%

Fully Diluted Earnings Per Share ("EPS") Reported	$0.27	$0.27	—%	$1.68	$1.73	(3)%

Restructuring Per Share, net of tax	$0.02	$—		$0.05	$—
Legal matters Per Share, net of tax	$—	$0.01		$(0.02)	$0.01
Acquisition related items Per Share, net of tax	$0.01	$—		$0.01	$0.02
Gain on Pioneer Investment Per Share, net of tax	$—	$—		$—	$(0.19)

Fully Diluted EPS after Non-GAAP Adjustments (Adjusted EPS)	$0.30	$0.28	7%	$1.72	$1.57	10%

Net Sales	For the Fourth Quarter			For the Full Year
(in millions)	Water	Fueling	Consolidated	Water	Fueling	Consolidated

Sales for 2012	$157.5	$47.7	$205.2	$715.0	$176.3	$891.3

Acquisitions	$0.6	$2.1	$2.7	$19.0	$11.1	$30.1
Foreign Exchange	$(4.9)	$0.5	$(4.4)	$(16.0)	$1.3	$(14.7)
Volume/Price Change	$25.2	$1.0	$26.2	$48.4	$10.4	$58.8
Sales for 2013	$178.4	$51.3	$229.7	$766.4	$199.1	$965.5

Operating Income and Margins
Before and After Non-GAAP Adjustments
(in millions)	For the Fourth Quarter 2013
	Water	Fueling	Other	Consolidated
Reported Operating Income	$24.0	$11.5	$(13.3)	$22.2
% Operating Income To Net Sales	13.5%	22.4%		9.7%

Non-GAAP Adjustments:
Restructuring	$1.5	$—	$—	$1.5
Legal matters	$—	$0.1	$—	$0.1
Acquisition related items	$0.6	$0.2	$—	$0.8
Operating Income after Non-GAAP Adjustments	$26.1	$11.8	$(13.3)	$24.6
% Operating Income to Net Sales After non-GAAP adjustments (Operating Income Margin after Non-GAAP Adjustments)	14.6%	23.0%		10.7%

	For the Fourth Quarter 2012
	Water	Fueling	Other	Consolidated
Reported Operating Income	$22.1	$10.6	$(11.7)	$21.0
% Operating Income To Net Sales	14.0%	22.2%		10.2%

Non-GAAP Adjustments:
Restructuring	$0.1	$—	$—	$0.1
Legal matters	$—	$0.4	$—	$0.4
Acquisition related items	$—	$—	$—	$—
Operating Income after Non-GAAP Adjustments	$22.2	$11.0	$(11.7)	$21.5
% Operating Income to Net Sales After non-GAAP adjustments (Operating Income Margin after Non-GAAP Adjustments)	14.1%	23.1%		10.5%

Operating Income and Margins
Before and After Non-GAAP Adjustments
(in millions)	For the Full Year of 2013
	Water	Fueling	Other	Consolidated
Reported Operating Income	$131.3	$42.6	$(50.1)	$123.8
% Operating Income To Net Sales	17.1%	21.4%		12.8%

Non-GAAP Adjustments:
Restructuring	$3.2	$0.5	$—	$3.7
Legal matters	$—	$(1.0)	$—	$(1.0)
Acquisition related items	$0.7	$0.2	$—	$0.9
Operating Income after Non-GAAP Adjustments	$135.2	$42.3	$(50.1)	$127.4
% Operating Income to Net Sales After non-GAAP adjustments (Operating Income Margin after Non-GAAP Adjustments)	17.6%	21.2%		13.2%

	For the Full Year of 2012
	Water	Fueling	Other	Consolidated
Reported Operating Income	$124.1	$36.6	$(47.7)	$113.0
% Operating Income To Net Sales	17.4%	20.8%		12.7%

Non-GAAP Adjustments:
Restructuring	$0.2	$—	$—	$0.2
Legal matters	$—	$0.4	$—	$0.4
Acquisition related items	$1.3	$—	$—	$1.3
Operating Income after Non-GAAP Adjustments	$125.6	$37.0	$(47.7)	$114.9
% Operating Income to Net Sales After non-GAAP adjustments (Operating Income Margin after Non-GAAP Adjustments)	17.6%	21.0%		12.9%

Water Systems
Water Systems sales were $178.4 million in the fourth quarter 2013, an increase of $20.9 million or about 13 percent versus the fourth quarter 2012 sales of $157.5 million. Sales from businesses acquired since the fourth quarter of 2012 were $0.6 million or less than 1 percent. Water Systems sales were reduced by $4.9 million or about 3 percent in the quarter due to foreign currency translation. Water Systems sales growth, excluding acquisitions and foreign currency translation, was about 16 percent.

Water Systems sales in the U.S. and Canada represented 39 percent of consolidated sales and grew by about 25 percent compared to the prior year. All of this growth was organic excluding the impact of foreign currency translation. There were three primary products that accounted for the sales growth in the U.S. and Canada: dewatering equipment; groundwater pumps; and drives and controls.

U.S. demand for the Company’s Pioneer branded mobile dewatering equipment grew rapidly during the fourth quarter in the upstream oil and gas market. In addition, the Company believes that Pioneer is gaining share in the U.S. pump rental market because of that brand’s reputation for efficiency and durability. Pioneer branded products also achieved significant sales gains in the commercial construction market in Western Canada during the fourth quarter.

U.S. and Canadian residential and light commercial groundwater pumps sales increased by 25 percent during the fourth quarter. As previously reported, in the third quarter 2013 distributor orders for residential and light commercial groundwater pumps declined and the Company believes this decline caused distributor’s inventories to fall below their target levels. As a result, a portion of the 25 percent sales increase during the fourth quarter is attributable to distributors rebuilding stocks to target levels in the face of growing demand in the residential construction market. The Company also believes that during the fourth quarter a number of distributors increased purchases in order to achieve annual sales volume rebate targets.

U.S. and Canadian drive and control sales grew by 18 percent in the fourth quarter. Sales of drives and controls in the residential and light commercial market grew by over 20 percent during the quarter, a reflection of more robust new home construction activity. The Company’s line of drives for agricultural and industrial applications also grew at a strong double digit rate.

Water Systems sales in Latin America were about 13 percent of consolidated sales for the fourth quarter and increased by about 2 percent compared to the fourth quarter of the prior year. Excluding acquisitions and the impact of foreign currency translation, Latin American sales increased by about 8 percent compared to the fourth quarter 2012. Most of the sales growth in Latin America occurred in Brazil, where demand for 4 inch groundwater pumps and motors that were launched two years ago continued to grow. In total, sales in Brazil grew organically by 13 percent excluding the impact of foreign currency translation. The new factory being built in Brazil to support additional growth is scheduled to open in the second quarter of 2014.

Water Systems sales in the Middle East and Africa were about 12 percent of consolidated sales and grew by about 3 percent compared to the fourth quarter 2012. Excluding acquisitions and the impact of foreign currency translation, sales increased by about 9 percent compared to the fourth quarter 2012. Growing demand for the line of Impo branded groundwater pumps and motors, produced in the Company’s Turkish factory, accounted for much of the growth in the Middle East and Africa during the fourth quarter.

Water Systems sales in Europe were about 7 percent of consolidated sales and grew by about 5 percent compared to the fourth quarter 2012. Excluding acquisitions and the impact of foreign currency translation, European sales increased about 5 percent compared to the fourth quarter 2012. Growing demand for Pioneer branded mobile dewatering equipment and for the Company’s newly launched line of condensate pumps more than offset a modest decline in demand for groundwater pumps in Europe during the fourth quarter.

Water Systems sales in the Asia Pacific region were 7 percent of consolidated sales and increased by about 7 percent compared to the fourth quarter prior year. Excluding acquisitions and the impact of foreign currency translation, Asia Pacific sales increased by about 11 percent compared to the fourth quarter 2012. The Asia Pacific region experienced very strong sales growth in Southeast Asia and China in high horsepower groundwater motors and pumps used for irrigation, industrial, and municipal applications. Together, sales in Southeast Asia and China grew by 40 percent during the fourth quarter compared to the prior year. This growth offset a modest decline in sales in the more mature markets in the region, primarily Australia.

Water Systems operating income, after non-GAAP adjustments, was $26.1 million in the fourth quarter 2013, an increase of 18 percent versus the fourth quarter 2012. The fourth quarter operating income margin after non-GAAP adjustments was 14.6 percent, up 50 basis points from 14.1 percent in the fourth quarter of 2012. Operating income margin after non-GAAP adjustments increased in Water Systems primarily due to fixed costs leverage on higher sales.

Fueling Systems
Fueling Systems sales represented 22 percent of consolidated sales and were $51.3 million in the fourth quarter 2013, an increase of $3.6 million or about 7 percent versus the fourth quarter 2012 sales of $47.7 million. Sales from businesses acquired since the fourth quarter of 2012 were $2.1 million or about 4 percent. Fueling Systems sales were increased by $0.5 million or about 1 percent in the quarter due to foreign currency translation. Fueling Systems sales growth, excluding acquisitions and foreign currency translation, was about 2 percent.

Developing regions represented 32 percent of the Fueling Systems sales during the fourth quarter and grew by 24 percent. The Company’s growth rates in Brazil, China, and the rest of the Asia Pacific region were strong and were partially offset by lower sales for fueling equipment in Europe. Fueling equipment sales in the U.S. and Canada grew by about 7 percent driven primarily by the Flexing product line acquired in the fourth quarter of 2012, but tempered by a decline in dispensing product sales.

Fueling Systems operating income after non-GAAP adjustments was $11.8 million in the fourth quarter of 2013 compared to $11.0 million after non-GAAP adjustments in the fourth quarter of 2012, an increase of about 7 percent. The fourth quarter operating income margin after non-GAAP adjustments was 23.0 percent, flat to the 23.1 percent of net sales in the fourth quarter of 2012.

Overall
The Company’s consolidated gross profit was $76.0 million for the fourth quarter of 2013, an increase of $7.5 million, or about 11 percent, from the fourth quarter of 2012 gross profit of $68.5 million. The gross profit as a percent of net sales was 33.1 percent in the fourth quarter of 2013 flat to the fourth quarter of 2012.

Selling, general, and administrative (SG&A) expenses were $52.3 million in the fourth quarter of 2013 compared to $47.4 million in the fourth quarter of prior year, an increase of $4.9 million or about 10 percent. SG&A expenses as a percentage of sales were 22.8 percent in the fourth quarter, 30 basis points lower than the fourth quarter 2012. SG&A expense increases in the fourth quarter of 2013 related to certain strategic initiatives including new product development expenses, the launch of the Company’s pump rental initiative, the commercialization of the Company’s new artificial lift product offering and opening new product distribution centers.

Non-GAAP expenses for the fourth quarter 2013 were $2.4 million and included $1.5 million in restructuring cost, of which $1.3 million related to an asset write down on the sale of a property in Oklahoma City, OK. Additionally, relocation costs for the new headquarters were $0.2 million and other legal and advisory costs primarily related to potential acquisitions were $0.9 million. The fourth quarter 2013 non-GAAP adjustments round to an EPS impact of about $0.03.

During the fourth quarter, the Company incurred foreign exchange losses of $2.2 million primarily as a result of rapidly changing foreign currency valuations versus the U.S. dollar primarily in Turkey, Brazil and Canada.

The Company ended the fourth quarter of 2013 with a cash balance of $134.6 million, which was $31.2 million higher than at the end of 2012. The cash balance increased primarily as a result of cash generated from operations and proceeds from debt offset by additions to property, plant and equipment of approximately $67.6 million in 2013.

The Company had no outstanding balance on its revolving debt agreement at the end of the fourth quarter of 2013 or 2012.

Commenting on the outlook for the first quarter of 2014, Mr. Trumbull said:

“We expect that during the first quarter of 2014 our Water Systems sales will improve by 6 to 8 percent and our adjusted operating income to improve by 8 to 10 percent versus the record first quarter of 2013. Operating income is expected to grow at a higher rate than sales due to a favorable sales mix and better operating leverage on fixed costs than the first quarter 2013.

We estimate that our Fueling Systems sales will be flat in the first quarter of 2014, but that the adjusted operating income will grow by 12 to 14 percent primarily due to improved sales mix. Last year in the first quarter, the Fueling Systems business had large shipments of products to customers in India. While we anticipate Fueling Systems sales in India for full year 2014 to exceed 2013, we do not forecast that increase in the first quarter 2014.
Overall, we are expecting our consolidated first quarter sales and adjusted EPS to grow by 6 to 8 percent compared to the first quarter 2013.”
A conference call to review earnings and other developments in the business will commence at 5:00 p.m. EST. The fourth quarter and fiscal year 2013 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:
http://www.media-server.com/m/p/vyifgafr

If you intend to ask questions during the call, please dial in using 877-643-7158 for domestic calls and 914-495-8565 for international calls.
A replay of the conference call will be available Wednesday February 19, 2014 at 8:00pm EST through midnight EST on Thursday, February 27, 2014, by dialing 855-859-2056 for domestic calls and 404-537-3406 for international calls. The replay passcode is 66891843.
Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.
The Company presents the non-GAAP financial measures of earnings after non-GAAP adjustments, fully diluted earnings per share after non-GAAP adjustments (or adjusted EPS), operating income after non-GAAP adjustments and percent operating income to net sales after non-GAAP adjustments (or operating income margin after non-GAAP adjustments) because the Company believes the information helps investors understand underlying trends in the Company's business more easily. The differences between these measures and the most comparable GAAP measures are reconciled in the tables above.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to regional or general economic and currency conditions, various conditions specific to the Company’s business and industry, new housing starts, weather conditions, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs and availability, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 29, 2012, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and, except as required by law, the Company assumes no obligation to update any forward-looking statements.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	Fourth Quarter Ended		Fiscal Year Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012

Net sales	$229,651	$205,168	$965,462	$891,345
Cost of sales	153,640	136,695	633,948	589,681
Gross profit	76,011	68,473	331,514	301,664
Selling, general, and administrative expenses	52,346	47,369	204,014	188,486
Restructuring (income)/expense	1,484	147	3,719	221
Operating income	22,181	20,957	123,781	112,957
Interest expense	(2,786)	(2,891)	(10,597)	(10,208)
Other income/(expense)	589	485	1,696	14,901
Foreign exchange income/(expense)	(2,153)	(111)	(3,331)	(1,662)
Income before income taxes	17,831	18,440	111,549	115,988
Income taxes	4,484	5,111	28,851	32,250
Net income	$13,347	$13,329	$82,698	$83,738
Less: Net income attributable to noncontrolling interests	(41)	(184)	(740)	(874)
Net income attributable to Franklin Electric Co., Inc.	$13,306	$13,145	$81,958	$82,864

Income per share:
Basic	$0.27	$0.28	$1.70	$1.76
Diluted	$0.27	$0.27	$1.68	$1.73

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	December 28, 2013	December 29, 2012
ASSETS

Cash and equivalents	$134,553	$103,338
Receivables	115,127	102,918
Inventories	191,561	191,848
Other current assets	31,113	30,813
Total current assets	472,354	428,917

Property, plant, and equipment, net	208,596	171,975
Goodwill and other assets	370,923	375,487
Total assets	$1,051,873	$976,379

LIABILITIES AND EQUITY

Accounts payable	$57,755	$68,660
Accrued expenses	65,356	61,803
Current maturities of long-term debt and short-term borrowings	15,363	15,176
Total current liabilities	138,474	145,639

Long-term debt	174,166	150,729
Deferred income taxes	54,618	40,136
Employee benefit plans	41,685	78,967
Other long-term liabilities	39,543	38,659

Redeemable noncontrolling interest	5,171	5,263

Total equity	598,216	516,986
Total liabilities and equity	$1,051,873	$976,379

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In thousands)	2013	2012

Cash flows from operating activities:
Net income	$82,698	$83,738
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	31,356	28,335
Share-based compensation	4,875	6,253
Gain on equity investment	—	(12,212)
Other	1,424	5,354
Changes in assets and liabilities:
Receivables	(16,729)	(9,603)
Inventory	(7,612)	(23,706)
Accounts payable and accrued expenses	2,126	5,330
Other	136	(13,298)
Net cash flows from operating activities	98,274	70,191

Cash flows from investing activities:
Additions to property, plant, and equipment	(67,557)	(39,312)
Proceeds from sale of property, plant, and equipment	138	2,286
Additions to intangibles	(291)	(744)
Acquisitions and investments	(9,213)	(64,359)
Other investing activities	471	489
Net cash flows from investing activities	(76,452)	(101,640)

Cash flows from financing activities:
Change in debt	25,045	(4,436)
Proceeds from issuance of common stock	14,068	15,432
Excess tax from share-based payment arrangements	5,153	5,246
Purchases of common stock	(12,364)	(21,689)
Dividends paid	(15,294)	(13,811)
Payment of contingent consideration liability	(5,555)	—
Net cash flows from financing activities	11,053	(19,258)
Effect of exchange rate changes on cash	(1,660)	708
Net change in cash and equivalents	31,215	(49,999)
Cash and equivalents at beginning of period	103,338	153,337
Cash and equivalents at end of period	$134,553	$103,338